ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENTAND ASSUMPTION AGREEMENT is entered into this First day of March, 2016 by, between and among SIRI GLOBAL ASSET MANAGEMENT CORPORATION, a New York corporation ("SIRI"); BIRLA SHLOKA KNOWLEDGE SCHOOLS, a company incorporated under the Companies Act, 2013 of India ("BSKS"); ACE TRUSTEESHIP SERVICES PRIVATE LIMITED, a company incorporated under the Companies Act of 2013, India ("ACE"); and INTERUPS, INC., a Nevada corporation ("ITUP").

WHEREAS, SIRI, BSKS and ACE entered into a Shareholders Agreement, dated as of January 1, 2016 (the "Shareholders Agreement"); and

WHEREAS, Section 13.2 of the Shareholders Agreement states that the Shareholders Agreement may not be assigned without the written permission of the other parties to that Shareholders Agreement;

WHEREAS, SIRI now intends to assign all of its rights under the Shareholders Agreement, subject to all of SIRI's obligations thereunder, to ITUP; and

WHEREAS, ITUP is agreeable to assuming all of SIRI's rights and obligations in the Shareholders Agreement; and

WHEREAS, both BSKS and ACE accept ITUP as the assignee of all of SIRI's rights and obligations set forth in the Shareholders Agreement, as set forth in this Assumption and Assignment Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment and Assumption of Liabilities. SIRI hereby assigns to ITUP, and ITUP assumes from SIRI, all of SIRI's rights, agreements, promises, covenants and obligations set forth in the Shareholders Agreement. ITUP hereby undertakes and agrees from and after the date hereof, to assume and to pay, perform and discharge, if as and when due, all of SIRI's rights, agreements, promises, covenants and obligations in the Shareholders Agreement.

2. Acceptance of Assignment by BKSK and ACE. Both BSKS and ACE hereby agree that: (a) ITUP is now responsible for all of SIRI's agreements, promises, covenants and obligations set forth in the Shareholders Agreement, and (b) ITUP shall receive all consideration previously owing or payable to SIRI, now and in the future, pursuant to the Shareholder Agreement.

3. Release of SIRI. In consideration of ITUP assuming all of SIRI's agreements, promises, covenants and obligations under the Shareholders Agreement, BSKS and ACE each hereby release SIRI from any and all agreements, promises, covenants and agreements set forth in the Shareholders Agreement..

4. General. (a) This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(b) This Assumption and Assignment Agreement shall be governed by and construed to be in accordance with the arbitration provisions set forth in Article XII of the Shareholders Agreement.

IN WITNESS WHEREOF, the undersigned have caused their duly executed this Assignment, Assumption, and Indemnity Agreement on the day and year first above written.

SIRI GLOBAL ASSET MANAGEMENT CORPORATION

Laxmi Prasad

Laxmi Prasad, CEO

BIRLA SHLOKA KNOWLEDGE SCHOOL LIMITED

ACE TRUSTEESHIP SERVICES PRIVATE LIMITED

INTERUPS, INC.

Likhitha Palaypu, CEO